EXHIBIT 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN
PRESIDENT
OR
JOHN P. NELSON
CFO

(515) 232-6251

OCTOBER 17, 2008

AMES NATIONAL CORPORATION
ANNOUNCES THIRD QUARTER 2008 FINANCIAL RESULTS

The Company had net income of $4,775,000, or $0.51 per share, for the nine months ended September 30, 2008, compared to net income of $8,287,000, or $0.88 per share, for the nine months ended September 30, 2007.  Total equity capital as of September 30, 2008 totaled $104 million or 12.3% of total assets at the end of the quarter.

The Company’s earnings for the third quarter were $7,000, down significantly from the $2,939,000, or $0.31 per share earned a year ago.  The lower earnings were due to additional impairment charges related to the Company’s investment in Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA) preferred stock and the initial impairment charge for the corporate bond issues of Lehman Brothers Holdings and American General Finance.  The carrying values of the preferred stock, the Lehman Brothers Holdings bonds, and American General Finance bonds have been written down to their estimated September 30, 2008 fair market values of $593,000, $497,000 and $260,000, respectively.  These impairment charges contributed to a net securities loss of $5,487,000, or $0.58 per share, for the quarter, equating to an after-tax loss of $3,457,000, or $0.37 per share.  Excluding these net securities losses, pre-tax earnings for the quarter totaled $4,300,000 for the three-months ended September 30, 2008, a 9.5% increase over the $3,928,000 earned for the same period in 2007.  Management believes that additional impairment charges may be necessary on investment securities in future quarters if financial and economic conditions do not improve as perceived by bond and equity investors.

Positive income items for the quarter included net interest income that was higher than the third quarter of 2007 by $1,015,000, or 23%.  The net interest margin for the quarter ended September 30, 2008 was 3.99%, compared to 3.39% for the third quarter of 2007.  Also, net loan charge-offs for the quarter totaled $20,000, compared to net losses of $245,000 in the third quarter of 2007.

For the nine month period ending September 30, 2008, net securities losses on the FHLMC and FNMA preferred stock and corporate bonds totaled $6,901,000 compared to net securities gains of $1,444,000 for the nine months ended September 30, 2008.  In addition, a higher provision for loan losses of $1,002,000 for the first nine months of 2008 compared to a credit for loan losses of $110,000 for the same period in 2007.  Partially offsetting these expense items was an increase in net interest income for the nine month period of $4,089,000 compared to the same nine month period in 2007.  The improvement in the net interest income is attributable to lower funding costs as market interest rates paid on deposits have been more favorable for the Company in 2008.

Impaired loans as of September 30, 2008 totaled $6,324,000, or 1.4% of gross loans, compared to impaired loans of $14,010,000 as of June 30, 2008 and $2,982,000 as of September 30, 2007.  The decrease in impaired loans on a quarter-to-quarter basis is due to the foreclosure of improved commercial development land which collateralized a $9 million line of credit.  The land is recorded in other real estate owned.  An independent appraisal confirms that the fair market value supports the carrying value of the other real estate.

The Company’s return on average assets was 0.003% and 1.39% for the three-month periods ending September 30, 2008 and 2007, respectively.  The Company’s return on average equity was 0.03% for the three months ended September 30, 2008, compared to 10.69% for the same period a year ago.

Third quarter non-interest income decreased $6,102,000 primarily as the result of net security losses and lower trust department income compared to same period one year ago.

Non-interest expense rose 1% in the third quarter of 2008 primarily as the result of higher salary and benefit costs. Increased occupancy costs are primarily associated with higher property taxes and depreciation relating to First National Bank’s Ankeny office.  The efficiency ratio (non-interest expense divided by net interest income plus non-interest income) for the three months ended September 30, 2008 rose to 135% from 54% at September 30, 2007, skewed by net security losses discussed earlier.

Assets totaled $846 million at September 30, 2008, compared to $851 million for same quarter last year, a decrease of 1%.  Investment and loans balances were down from a year ago while other real estate owned and deferred tax assets increased as the result of recording the previously described investment impairment charges and taking possession of real estate collateral.

Loans totaled $446 million at the end of the third quarter, 3% lower than the $458 million recorded on September 30, 2007.  The allowance for loan losses as of September 30, 2008 and 2007 totaled $6,662,000 and $6,181,000, respectively.  The allowance represents 1.47% and 1.33% of loans at September 30, 2008 and 2007, respectively.

Deposits totaled $647 million as of September 30, 2008, compared to the $651 million recorded as of September 30, 2007.  Demand checking, interest checking (NOW), and money market balances showed positive growth of $34 million while certificate of deposit balances were down $38 million compared to one year ago.

Capital levels declined 7% to $104 million compared to $112 million reported one year ago primarily as a result of unrealized loss on securities held as available for sale and lower earnings.

Ames National Corporation stock, under the symbol ATLO, traded in the $15.60 to $42.11 range in the third quarter of 2008 and closed at $25.95 on September 30, 2008.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames, Boone Bank & Trust Co., Boone, State Bank & Trust Co., Nevada, Randall-Story State Bank, Story City, and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(unaudited)

	September 30,	September 30,
ASSETS	2008	2007

Cash and due from banks	$27,216,295	$25,654,272
Interest bearing deposits in financial institutions	7,550,340	661,885
Securities available-for-sale	323,416,226	341,089,875
Loans receivable, net	446,224,818	457,864,361
Loans held for sale	1,169,084	754,433
Bank premises and equipment, net	12,785,372	13,719,670
Other real estate owned	12,648,962	2,871,051
Accrued income receivable	7,723,433	8,408,901
Deferred income taxes	7,263,335	-
Other assets	473,967	268,427
Total assets	$846,471,832	$851,292,875

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$79,518,096	$71,653,364
NOW accounts	155,448,377	145,788,086
Savings and money market	161,470,338	144,800,475
Time, $100,000 and over	85,408,343	108,556,497
Other time	165,418,906	180,181,480
Total deposits	647,264,060	650,979,902

Federal funds purchased and securities sold under agreements to repurchase	47,258,710	55,232,215
Other short-term borrowings	1,089,061	3,361,535
Long-term borrowings	39,500,000	23,000,000
Dividend payable	2,641,216	2,545,987
Accrued expenses and other liabilities	4,967,463	4,555,396
Total liabilities	742,720,510	739,675,035

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares;9,432,915 and 9,429,580 shares issued and outstanding at September 30, 2008and September 30, 2007, respectively	18,865,830	18,859,160
Additional paid-in capital	22,651,222	22,588,691
Retained earnings	63,535,036	66,506,883
Accumulated other comprehensive income (loss)-net unrealized gain (loss) on securities available-for-sale	(1,300,766)	3,663,106
Total stockholders' equity	103,751,322	111,617,840
Total liabilities and stockholders' equity	$846,471,832	$851,292,875

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Interest and dividend income:
Loans	$7,237,129	$8,062,624	$22,386,655	$23,500,424
Securities
Taxable	2,497,103	2,322,438	7,487,230	6,981,845
Tax-exempt	1,201,777	1,218,921	3,809,905	3,603,235
Federal funds sold	15,835	2,132	150,284	181,523
Dividends	229,216	397,137	898,953	1,171,687

Total interest income	11,181,060	12,003,252	34,733,027	35,438,714

Interest expense:
Deposits	3,289,349	5,232,913	11,363,993	16,041,795
Other borrowed funds	557,783	789,136	1,687,382	1,804,055

Total interest expense	3,847,132	6,022,049	13,051,375	17,845,850

Net interest income	7,333,928	5,981,203	21,681,652	17,592,864

Provision (credit) for loan losses	73,514	(264,131)	1,002,208	(110,527)

Net interest income after provision (credit) for loan losses	7,260,414	6,245,334	20,679,444	17,703,391

Non-interest income:
Trust department income	391,115	438,383	1,222,268	1,543,048
Service fees	451,162	479,930	1,332,094	1,383,137
Securities gains, net	(5,487,250)	537,969	(6,900,899)	1,444,047
Gain on sale of loans held for sale	217,928	241,548	604,467	539,652
Merchant and ATM fees	169,512	143,859	483,515	426,144
Other	143,802	146,284	520,704	430,943

Total non-interest income	(4,113,731)	1,987,973	(2,737,851)	5,766,971

Non-interest expense:
Salaries and employee benefits	2,647,502	2,480,547	7,728,417	7,543,814
Data processing	511,166	535,527	1,681,526	1,643,884
Occupancy expenses	397,897	344,227	1,203,963	965,715
Provision for off-balance sheet commitments	4,000	233,000	15,000	233,000
Other operating expenses	773,195	711,887	2,230,776	2,146,260

Total non-interest expense	4,333,760	4,305,188	12,859,682	12,532,673

Income before income taxes	(1,187,077)	3,928,119	5,081,911	10,937,689

Income tax expense	(1,193,983)	989,580	307,176	2,650,706

Net income	$6,906	$2,938,539	$4,774,735	$8,286,983

Basic and diluted earnings per share	$0.00	$0.31	$0.51	$0.88

Declared dividends per share	$0.28	$0.27	$0.84	$0.81